     As filed with the Securities and Exchange Commission on July 14, 1999
                                                   Registration No. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ____________
                                    FORM S-1
            Registration Statement Under The Securities Act of 1933

                        PROVANTAGE HEALTH SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                        8099                  54-1508848
---------------------------  ----------------------------  ------------------
     (State or other         (Primary Standard Industrial        (I.R.S.
     Jurisdiction of          Classification Code Number)        Employer
     Incorporation or                                        Identification No.)
      Organization)

                        13555 Bishops Court, Suite 201
                          Brookfield, Wisconsin  53005
                                 (414) 784-4600

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                                  ____________

                                Jeffrey A. Jones
              Executive Vice President and Chief Operating Officer
                                ProVantage, Inc.
                         13555 Bishops Court, Suite 201
                          Brookfield, Wisconsin  53005
                                 (414) 784-4600

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
   Randall J. Erickson                                  Donald J. Murray
    Godfrey & Kahn, S.C.                              Dewey Ballantine LLP
    780 N. Water Street                           1301 Avenue of the Americas
Milwaukee, Wisconsin 53202                         New York, New York 10019
     (414) 273-3500                                    (212) 259-8000

                                  ____________

   Approximate date of commencement of proposed sale to the public: As soon as is practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-71743

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE

     Title of          Amount        Proposed      Proposed
    each class         to be          Maximum       maximum
   of securities     Registered   Offering Price   aggregate             Amount of
 to be registered        (1)          Per Unit   offering price       registration fee
--------------------------------------------------------------------------------------
  Common Stock,
   $.01 par value      345,000        $18.00    $6,210,000            $1,726.38
======================================================================================
(1) Includes 45,000 shares issuable upon exercise of the underwriters'
    over-allotment option.
======================================================================================

                            INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-1 filed by ProVantage Health Services, Inc. (Reg. No. 333-71743) pursuant to the Securities Act of 1933, as amended, and declared effective on July 12, 1999, including the exhibits, is incorporated by reference into this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 13, 1999.

                              PROVANTAGE HEALTH SERVICES, INC.

                              By:  /s/  Jeffrey A. Jones*
                                   ------------------------
                                   Jeffrey A. Jones, Executive Vice President
                                   and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


         Name                         Title                    Date
         ----                         -----                    ----


/s/  Dale P. Kramer*      Chairman of the Board            July 13, 1999
--------------------
Dale P. Kramer


/s/  Jeffrey A. Jones*    Executive Vice President         July 13, 1999
----------------------    and Chief Operating Officer
Jeffrey A. Jones          (Principal Executive Officer
                          and Principal Financial
                          Officer)


/s/  Peter J. Beste*      Vice President and Controller    July 13, 1999
--------------------      (Principal Accounting Officer)
Peter J. Beste


/s/  Richard D. Schepp
----------------------
* By Richard D. Schepp pursuant to
  Powers of Attorney previously filed.

                               INDEX TO EXHIBITS

     All exhibits filed with Registration Statement No. 333-71743 are incorporated by reference into, and shall be deemed a part of, this registration statement, except the following which are filed herewith.

   Exhibit
   Number      Document Description
   -------     --------------------
     5.1       Opinion of Godfrey & Kahn, S.C.
    23.1       Consent of Deloitte & Touche LLP
    23.2       Consent of Godfrey & Kahn, S.C. (contained in Exhibit 5.1)